EXHIBIT 10.40

NEUTRAL TANDEM, INC.

AMENDMENT NO. 2 TO

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT

This Amendment No. 2 to Amended and Restated Restricted Stock Agreement (the “Amendment”) is made as of June 10, 2005 (the “Effective Date”), by and between Neutral Tandem, Inc., a Delaware corporation (the “Company”), and Ronald W. Gavillet and Salomon Smith Barney as IRA Custodian FBO Ronald W. Gavillet (collectively, the “Stockholder”).

WHEREAS, the Company and the Stockholder are parties to that certain Amended and Restated Restricted Stock Agreement, dated as of November 26, 2003, as amended by a certain First Amendment to the Amended and Restated Restricted Stock Agreement, dated as of March 1, 2005 (collectively, the “RSA”);

WHEREAS, the Company and the Stockholder wish to amend the forfeiture provisions of the RSA;

WHEREAS, Section 13 of the RSA provides that the RSA may be amended or modified by a written instrument executed by both the Company and the Stockholder and the Company and the Stockholder wish to amend the terms of the RSA as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to the Amended and Restated Restricted Stock Agreement. As of the Effective Date, Section 2(b) of the RSA, entitled “Acceleration Upon Change of Control,” is hereby deleted and replaced in its entirety with the following text:

“2(b) Acceleration Upon Change in Control. Notwithstanding Section 2(a) hereof, if during the term of the Purchase Option there is a Corporate Transaction (as defined below), then the following provisions shall apply:

(i) Immediately prior to the occurrence of such event (i.e., upon the closing of such Corporate Transaction), the relevant Applicable Percentage shall be reduced by 50% with the result that 50% of the Shares that would then be deemed Unvested Shares subject to the Purchase Option on the date of the occurrence of such event shall no longer be considered Unvested Shares subject to the Purchase Option. The remaining Unvested Shares (after implementing the adjustment outlined in the previous sentence) shall vest evenly over the remainder of the original vesting term.

(ii) To the extent the Purchase Option is to be assigned to the successor corporation (or its parent company) in connection with such Corporate Transaction and remains in effect following a Corporate Transaction, the

Purchase Option shall apply to any new capital stock received in exchange for the Shares on consummation of the Corporate Transaction, but only to the extent the Shares are at the time covered by the Purchase Option. Appropriate adjustments shall be made to the price per share payable upon the exercise of the Purchase Option to reflect the effect of the Corporate Transaction upon the Company’s capital structure; provided, that the aggregate Option Price shall remain the same. Notwithstanding the foregoing, in the event that (x) the Stockholder’s employment with the Company is terminated for any reason other than for Cause or by the Stockholder voluntarily (which shall not include a Constructive Termination (as defined below)) during the 60-day period immediately prior to the consummation of the Corporate Transaction, or (y) a successor corporation assumes the Purchase Option in connection with a Corporate Transaction and the either (1) the Stockholder is not employed by the successor corporation, or (2) within 12 months of the effective date of the Corporate Transaction the Stockholder’s employment with such successor corporation is terminated for any reason other than for Cause or by the Stockholder voluntarily (which shall not include a Constructive Termination), then immediately prior to the occurrence of such event, the relevant Applicable Percentage shall be zero, and the Purchase Option shall lapse with respect to the remaining Unvested Shares that would be deemed Unvested Shares subject to the Purchase Option on the date of the occurrence of such event.

(iii) To the extent the Purchase Option does not remain in effect following a Corporate Transaction with respect to some or all of the Shares, then the relevant Applicable Percentage shall be zero, and the Purchase Option shall lapse, with respect to such Shares.”

2. Governing Law. This Amendment shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to laws relating to conflicts of laws.

3. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute an original Amendment, binding on all of the parties hereto, notwithstanding that all parties did not execute the same counterpart, and all of which together shall constitute one and the same agreement.

4. Ratification; No Further Modification. As modified by this Amendment, all of the terms and provisions of the RSA shall continue in full force and effect and are hereby ratified and confirmed.

5. Entire Agreement. Together with the RSA, this Amendment constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

NEUTRAL TANDEM, INC.

By:	/s/ James P. Hynes
Name:	James P. Hynes
Title:

STOCKHOLDER:

/s/ Ronald W. Gavillet
Ronald W. Gavillet

SALOMON SMITH BARNEY AS IRA CUSTODIAN FBO RONALD W. GAVILLET

By:	/s/ Donna W. Bavlay
Name:	Donna W. Bavlay
Title:	Vice President

[Signature Page to Amendment No. 2 to Amended and Restated Restricted Stock Agreement]